Exhibit 10.1

Dated Effective 10 JAN 2019

Between

SPECIALIZED TECHNOLOGY RESOURCES (M) SDN. BHD. (Company No. 807636-H)

and

JB COCOA SDN BHD (Company No. 514587-A)

Agreement For Sale Of Sub-Lease

Contents

Recitals
1.	Definitions and interpretation			3
	1.1	Definitions in this Agreement		3
	1.2	Interpretation		7

2.	Sale of Properties			8
	2.1	Sale and Purchase		8
	2.2	Conditions of Sale		9

3.	Consideration			9
	3.1	Purchase Consideration		9
	3.2	Satisfaction or settlement of Purchase Consideration		9
	3.3	Release of Balance Purchase Price Consideration		11

4.	Conditions Precedent			11
	1.1	Conditions		11
	1.2	Rescission when Conditions Precedent not Satisfied		13
	1.3	Notification		13
	1.4	Acceptance or Rejection of Conditions		13
	1.5	Deemed Acceptance of Conditions		13
	1.6	Waiver		13
	1.7	Good faith		14
	1.8	Effect of Rescissions		14

5.	Mechanics for Transfer			14
	5.1	Deposited Documents		14
	5.2	Mechanics		15

6.	Covenants and Obligations of the Parties			16
	6.1	Vendor’s Obligations and Covenants		16
	6.2	Purchasers Obligations and Covenants		16

71	Completion			18
	7.1	Completion		18
	7.2	Vendor’s obligations on Completion		18

8.	Transfer of Properties			18
	8.1	Presentation of Documents		18
	8.2	Mitigation or risk of Non-Registration of Transfer		19

9.	Warranties, Covenants and Indemnities			19
	9.1	Warranties		19
		9.1.1	Warranties separate and independent	19
		9.1.2	Indemnity	19
		9.1.3	Compensation	20
	9.2	Subsistence of Warranties		20

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	9.3	Survival of Indemnities	20
	9.4	Notification to the other Party	20

10.	Event of Default and Termination		20
	10.1	Event of Default	20
	10.2	Consequences of Default	21
	10.3	Non Registration of Transfer	22

11.	Compulsory Acquisition		23
	11.1	Notice of intended acquisition to Purchaser	23
	11.2	Purchaser’s option prior to the Presentation of the Transfer	23
	11.3	Purchaser Option after the Presentation of Transfer	24

12.	Taxes		24
	12.1	Real Property Gains Tax	24
	12.2	Other Taxes	25

13.	Legal Possession		25

14.	Apportionment of rates and outgoings		26
	14.1	Apportionment on Completion Date	26
	14.2	Indemnity by Vendor	26
	14.3	Increased Outgoings	27

15.	Conditions and State of Plot A and Plot B		27
	15.1	State and condition	27
	15.2	Correct description	27

16.	Prohibition on Entry of Private Caveat		27
	16.1	Lodgement of Private Caveat	27

17.	Introduction of New Laws and Enactment		27

18.	Force Majeure and Vendor’s risk		28
	18.1	Effects	28
	18.2	Vendor’s risk	28

19.	General		29
	19.1	Notices	29
	19.2	Governing Law	29
	19.3	Enforceability	30
	19.4	Waivers	30
	19.5	Variation	30
	19.6	Time	30
	19.7	Cost and Expenses	30
	19.8	Assignment and Transfer	31
	19.9	Further Assurances	31
	20	Entire Agreement	31

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20.1	Disclosure or Announcements	32
20.2	Counterparts	32
20.3	Effective date	32
20.4	Annexures, Schedules and Appendices	32
20.5	Confidentiality	32
20.6	Modification	32
20.7	Relationship of the Parties	33
20.8	Successors	33

Appendix (Warranties)		34

Execution		37

First Schedule		38

Second Schedule		40

Third Schedule		41

ANNEXURE A (Location Plan)		42

ANNEXURE B (Lease Annexures)		43

ANNEXURE C (Approved Building Plans)		44

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This Agreement is made on      10 JAN 2019            between:

(1)	SPECIALIZED TECHNOLOGY RESOURCES (M) SDN. BHD. (Company No. 807636-H), a company incorporated under Companies Act 1965 in Malaysia with a registered address at Unit No. 50-8-1, 85th Floor, Wisma UOA Damansara, 50, Jalan Dungun, Damansara Heights, 50490 Kuala Lumpur and its place of business at Plot D20 & D20A, Jalan Tanjung A/3, Port of Tanjung Pelepas 81560 Gelang Patah, Johor (the “Vendor”);

And

(2)	The Party more particularly described in Item 1 of the First Schedule hereto (hereinafter referred to as “the Purchaser”).

Recitals

1.	Johor Port Authority (“JPA”) is the registered proprietor of all that piece of 99 year leasehold land (leasehold expiring on 22 May 2099) held under H S (D) 303868 PTD 2423, in the Mukim of Tanjung Kupang, District of Johor Bahru, State of Johor (“Parent Land”).

2.	By a privatization agreement dated 24 March 1995 entered into between the Government of Malaysia, JPA and Pelabuhan Tanjung Pelepas Sdn Bhd (Co No 328719-K) (“PTP”), (“the Privatisation Agreement”), the Government of Malaysia has granted PTP the right to plan, design and construct a new port known as Port of Tanjung Pelepas (“the Port”) on the Parent Land and thereafter to manage, operate and maintain the Port.

3.	Pursuant to the Privatisation Agreement and to facilitate the development of the Port, JPA vide an agreement for lease dated 24 March 1995 (“JPA Agreement For Lease”) granted PTP a lease over the entire Parent Land for a period of 60 years which commenced on 24 March 1995 and expires on 23 March 2055 (“JPA Lease”). The JPA Lease is subject to the terms and conditions contained in the JPA Agreement For Lease and has been registered at the Land Registry, Johor.

4.	In accordance with the Free Zones (Declared Area) Notification 1999, PTP has been appointed by the Government of Malaysia as a Free Zone Authority with the power to administer, maintain and operate the free zone(s) within the Port which is known as Pelepas Free Zone.

5.	Vide a lease annexure dated 19 January 2009 PTP has granted a sub-lease over all that land delineated in red on the location plan annexed hereto and marked as Annexure A measuring approximately 187,787.16 square feet and more particularly described in Item 2A of the First Schedule (“Plot A”) to the Vendor which sub-lease is for a period of 17 years and 21 days and commenced on 3 March 2008 and will expire on 23 March 2025 (“First Sub-Lease”). This First Sub-Lease has been registered at the Land Registry, Johor vide Presentation Number 34310/2009.

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6.	Subsequently by a lease annexure dated 19 February 2010 PTP granted the Vendor an extension of the First Sub-Lease for a period of 30 years which extension will commence on 24 March 2025 and will expire on 23 March 2055 (“Extension of the First Sub-Lease”). This Extension of the First Sub-Lease which is more particularly described in Item 2A of the First Schedule, has been registered at the Land Registry, Johor vide Presentation Number 19396/2010.

7.	Thereafter by a lease annexure dated 13 July 2011 PTP has granted a sub-lease over all that land delineated in blue on the location plan annexed hereto and marked as Annexure A measuring approximately 38,333 square feet and more particularly described in Item 2B of the First Schedule (“Plot B”) to the Vendor which sub-lease is for a period of 15 years and 15 days and commenced on 9 March 2010 and will expire on 23 March 2025 (“Second Sub-Lease”). This Second Sub-Lease has been registered at the Land Registry, Johor vide Presentation Number 60456/2011.

8.	Further to the registration of the Second Sub-Lease, by a lease annexure dated 12 September 2011, PTP granted the Vendor an extension of the Second Sub-Lease for a period of 30 years which extension will commence on 24 March 2025 and will expire on 23 March 2055 (“Extension of the Second Sub-Lease”). This Extension of the Second Sub-Lease which is more particularly described in Item 2B of the First Schedule, has been registered at the Land Registry, Johor vide Presentation Number 94090/2011.

9.	The Vendor has constructed the building on Plot A and Plot B which is more particularly described in Item 2C of the First Schedule, the approved building plans of which are annexed hereto and marked as Annexure C.

10.	The Vendor has agreed to sell and the Purchaser has agreed to acquire the First Sub- Lease, the Extension of the First Sub-Lease, the Second Sub-Lease and the Extension of the Second Sub-Lease and the building and renovations/improvements to the same as well as all fittings attached to the building (collectively referred to as “the Properties”) on an “as is where is” basis free from all encumbrances and with vacant possession and subject to the terms and conditions of the lease annexures in respect of the Properties and the terms and conditions as hereinafter provided. A copy of each of the lease annexures in respect of the Properties (collectively referred to as “the Lease Annexures”) is attached hereto as Annexure B.

11.	The Properties are presently unencumbered and not charged by the Vendor to any bank or other financial institution.

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It is agreed as follows:

1.       Definitions and Interpretations

1.1       Definitions in this Agreement

Unless the context otherwise requires, in this Agreement the following words or expressions have the following meanings:

Affected Party	has the meaning specified in clause 4.4(b);

Agreement	means this written agreement and all the attachments, annexures and schedules hereto;

Approvals	means :
	a)	approvals in writing from JPA and PTP for the sale and transfer of the Properties to the Purchaser;
	b)	approval in writing from the Johor State Authority to the sale and transfer of the Properties to the Purchaser; and
	c)	approval in writing from the Economic Planning Unit (if applicable) and approval in writing pursuant to Section 433B of the National Land Code 1965 from the Johor State Authority;

Balance Purchase Consideration	means the sum stated in Item 3 of the Second Schedule;

Business Day	means a day in which Banks are open for Business in Johor and excludes Saturday, Sunday and public holidays;

Completion	means the fulfilment of the Conditions Precedent in clause 4.1 and the payment of the Purchase Consideration for the Properties in accordance with this Agreement;

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Completion Date	means the date the Vendor receives the Purchase Consideration in full from the Purchaser;

Completion Documents	has the meaning specified in clause 7.2;

Completion Period	means the period of one (1) month from the Unconditional Date;

Conditional Period	means the period of three (3) months from the date of this Agreement;

Conditions Precedent	means those conditions specified in clause 4.1;

Deposit	means a sum equivalent to ten per centum (10%) of the Purchase Consideration;

Encumbrances	means any form of legal, equitable or security interests, including but not limited to any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, hypothecation, options, rights of first refusal, any preference arrangement (including title transfers and retention arrangements or otherwise), caveats and any other encumbrance or condition whatsoever or any other arrangement having similar effect;

Extended Completion Period	means (1) month commencing from the day immediately following the last day of the Completion Period;

Extended Conditional Period	means (3) months commencing from the day immediately following the last day of the Conditional Period;

Insolvency Event	means, with respect to a Party:
(a) an order is made or an effective resolution is passed for winding up or dissolution without winding up (otherwise than for the purposes of solvent reconstruction or amalgamation) of such Party and the order or resolution remains in effect for a continuous period of forty-five (45) days;

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(b) a receiver, receiver and manager, official manager, controller, administrator (whether voluntary or otherwise), provisional liquidator, liquidator, or like official is appointed over the whole or a substantial part of the undertaking and property of such Party and the appointment remains in effect for a continuous period of forty-five (45) days;
(c) a holder of an encumbrance takes possession of the whole or any substantial part of the undertaking or property of such Party, or such Party enters or proposes to enter into any scheme of arrangement or any composition for the benefit of its creditors other than as part of a solvent reconstruction or amalgamation; or
(d) such Party seeks or is granted protection from its creditors under any Law;

Law	means any statute, decree, constitution, regulation, decision, finding, ruling order, code, writ, injunction, mandate, ordinance, judgment or directive of any Public Authorities and includes any legislative, judicial or administrative interpretation or application of any of the foregoing and which has the force of law upon the relevant Party and is in reference to any of the foregoing as amended, substituted, reissued or re-enacted;

Lease Annexures	means collectively the lease annexures dated 19 January 2009, 19 February 2010, 13 July 2011 and 12 September 2011 in respect of the Properties. Copies of the respective Lease Annexures are attached and marked as Annexure B. The lease annexures are referred to separately as “Lease Annexure”.

Properties	means the First Sub-Lease, the Extension of the First Sub-Lease, the Second Sub-Lease and the Extension of the Second Sub-Lease together with the building and renovations/improvements to the same as well as all fittings attached to the building;

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Public Authorities	includes:
	a)	any government in any jurisdiction, whether federal, state, provisional, territorial or local;
	b)	any minister, department, officer, commission, delegate, instrumentality, agency, board, authority or organisation of any government or in which any government is interested;
	c)	any non-government regulatory authority; and
	d)	any provider of public utility services, whether or not government owned or controlled, and “Public Authority” means any one of them;

Purchase Consideration	has the meaning specified in clause 3.1 and as set out in Item 3 of the First Schedule and the particulars of which are as stated in the Second Schedule hereto;

Purchaser’s Solicitors	means M/s Roger Tan & Partners of 28th Floor, Public Bank Tower, No. 19, Jalan Wong Ah Fook, 80000 Johor Bahru, Johor Darul T’zim;

Ringgit Malaysia or RM	means the lawful currency of Malaysia;

State Authority	refers to the Johore State Authority having jurisdiction over relevant matters affecting the land;

Stop Date	means the last day of the Conditional Period or the Extended Conditional Period, if applicable or such extended date as may be mutually agreed between the parties in writing;

Transfer	means the statutory form for the transfer (Form 14A) prescribed under the National Land Code 1965 to effect the transfer of the Properties from the Vendor to the Purchaser. For the avoidance of any doubt there will be a separate transfer for each of the Properties being the First Sub-Lease, the Extension of the First Sub-Lease, the Second Sub-Lease and the Extension of the Second Sub-Lease;

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Unconditional Date	means the date the last of the Conditions Precedent referred to in clause 4.1 have been fulfilled or have been deemed to have been fulfilled, being the date of the receipt of the relevant Approval by the relevant Party or the date the relevant Approval is deemed to have been obtained pursuant to clause 4.5 or in the case of any appeal in accordance with clause 4.4, the date of receipt by the Affected Party of the relevant Approval with conditions acceptable to the Party;

Vendor’s Solicitors	means M/s Zaid Ibrahim & Co of Suite 31-01, Level 31 JB City Square, 106-108 Jalan Wong Ah Fook, 80000 Johor Bahru; and

Warranties	means all statements of fact relating to the Properties in this Agreement and the representations and warranties set out in the Appendix hereto.

1.2       Interpretation

In this Agreement, unless the context otherwise requires:

a)	recitals, headings and underlining are for convenience only and do not affect the interpretation of this Agreement;

b)	words importing the singular include the plural and vice versa;

c)	words importing a gender include any gender;

d)	words and phrases which are defined in the National Land Code 1965 will be construed as having the meaning thereby attributed to them in the National Land Code 1965, but excluding any statutory modification thereof not in force at the date of this Agreement;

e)	an expression importing a natural person includes any corporation or other body corporate, partnership, association, Public Authority, two or more person having a joint or common interest, or any other legal or commercial entity or undertaking;

f)	a reference to a Party to a document includes that Party’s successors and permitted assigns;

g)	any part of speech or grammatical form of a word or phrase defined in this Agreement has a corresponding meaning;

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h)	a warranty, representation, covenant or agreement on the part of two or more persons binds them jointly and severally;

i)	reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted and includes all by-laws, instruments, orders rules and regulations made thereunder;

j)	all schedules, attachments and annexure hereto form part of this Agreement;

k)	any reference to a date or time is a reference to that date or time in Malaysia;

l)	where the day on or by which anything is to be done is a Saturday, Sunday or a public holiday in the place in which that thing is to be done, then that thing will be done on the immediately next business day;

m)	unless otherwise expressly stated, a period of days from the occurrence of an event or performance of any act or things shall be deemed to exclude the day on which the event happens or the act or thing is done or to be done and shall be calculated from the day immediately following such event or act or thing, and if the last day of the period is not a business day or a business day, as the case may be, then the period shall include the next succeeding day which is a business or market day.

n)	any reference to “writing” or cognate expressions includes a reference to electronic communication, telex, cable, facsimile transmission or comparable means of communications;

o)	any agreement, notice, consent, approval, disclosure or communication under or pursuant to this Agreement must be in writing;

p)	words denoting an obligation on a Party to do an act, matter or thing includes an obligation to procure that it be done or words placing a Party under a restriction include an obligation not to permit or authorise an infringement of the restriction;

q)	the words “herein”, “hereinafter”, “hereinbefore”, “hereof”, “hereunder” and other words of similar import refers to this Agreement as a whole and not to any particular provision; and

r)	reference to a document includes references to any sort of document whether paper or paperless and expressed or described on any substance either with alphabets, figures, symbols and/or marks.

2.       Sale of the Properties

2.1       Sale and Purchase

Subject to the terms and conditions of this Agreement:

a)	the Vendor agrees to sell and transfer the Properties to the Purchaser;

b)	the Purchaser agrees to purchase and accept the transfer of the Properties and to be bound by the terms and conditions as stated in the Lease Annexures and as may be amended or varied by PTP in accordance with the terms therein; and

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c)	the Vendor and the Purchaser agree and declare that the transfer of the Properties shall be subject to the terms and conditions as set out herein and in the Lease Annexures and as may be determined by the Government of Malaysia, JPA and/or PTP which terms shall continue to bind the Purchaser for the duration of the First Sub-Lease, the Extension of the First Sub-Lease, the Second Sub-Lease and the Extension of the Second Sub-Lease.

2.2       Conditions of sale

The sale, purchase and transfer of the Properties is subject to the following conditions:

a)	the transfer of the Properties is subject to any express conditions of title and restrictions in interest endorsed on the register and issue document of title to the Parent Land;

b)	there is no change to the existing category of land use affecting the Parent Land;

c)	there is no substantial change to the state and condition of that part of the Parent Land delineated in red and blue in Annexure A as at the date of this Agreement, fair wear and tear excepted; and

d)	the parties agree that the sale and transfer of the Properties is considered to be an en bloc transaction (“En Bloc Sale”). In the event the sale and transfer of any one or more of the Properties is not completed by the Purchaser or cannot be effected for any reason not attributable to the Vendor’s default, notwithstanding clause 10.1.1(e) and clause 10.1.2(d), the Vendor shall have the sole discretion to decide whether to abort the whole transaction or to allow a completion of the sale of one or more of the Properties first and complete the sale of the remainder of the Properties thereafter or to exclude the property affected and proceed with the sale of the remaining Properties.

3       Consideration

3.1       Purchase Consideration

The consideration payable for the sale, purchase and transfer of the Properties (the “Purchase Consideration”) is the sum stated in Item 3 of the First Schedule and for the purposes of adjudication of the purchase price for each of the Properties is listed in the Third Schedule attached hereto.

3.2	Satisfaction or settlement of Purchase Consideration

3.2.1	The Purchase Consideration shall be paid by the Purchaser to the Vendor in the mode and the manner and at the times as set out in the Second Schedule hereto;

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3.2.2	The full payment of the Purchase Consideration and compliance with all other terms and conditions of the Sale and Purchase Agreement shall be within one (1) month (“Completion Period”) from the Unconditional Date.

3.2.3	If the Purchaser is unable to complete the purchase before the expiry of the Completion Period, the Purchaser shall be automatically entitled to a one (1) month extension (“Extended Completion Period”) subject to the payment of interest on the Balance Purchase Consideration calculated at the rate of eight per centum (8%) per annum calculated on a daily basis which sum is to be paid to the Vendor together with the Balance Purchase Consideration and calculated up to the date the Balance Purchase Consideration is received by the Vendor’s Solicitors.

3.2.4	For the avoidance of any doubt, in the event the Purchaser fails to pay the Purchase Consideration and all interest accruing before the expiry of the Completion Period or the Extended Completion Period, the Purchaser will be in default and the Vendor shall be entitled to the rights specified clause 10.2.1 herein below.

3.2.5	If the Purchaser is desirous of obtaining a financing facility to finance all or part of the payment of the Purchase Consideration (hereinafter called the “Financing Facility”), the Purchaser shall within fourteen (14) days upon approval of the Financing Facility from a bank, finance company, building society or a financial institution (hereinafter called the “Financier”) inform the Vendor of such approval.

3.2.6	Notwithstanding that the application for the Financing Facility is under consideration this shall not be a ground for any delay in the payment or for any non-payment of the Purchase Consideration or any part thereof in the manner as set out in the Second Schedule. If the Purchaser fails to obtain the Financing Facility or defaults in complying with the necessary requirements for the application for the Financing Facility or the Financing Facility is withdrawn by the Financier for whatsoever reason, the Purchaser shall nevertheless be liable to pay to the Vendor the whole of the Purchase Consideration or such part thereof as shall then remain outstanding and is due and payable and such failure to obtain the Financing Facility shall not be a ground for the delay in the payment or for any non-payment of the Purchase Consideration or any part thereof.

3.2.7	Without prejudice to the Vendor’s rights hereof, the Purchaser shall be liable for late payment interest at the rate of Eight per centum (8%) per annum of any monies due and payable by the Purchaser to the Vendor under this Agreement calculated on a daily basis from the due date of such payment until the actual date of payment.

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3.3	Release of Balance Purchase Consideration to the Vendor

The Balance Purchase Consideration shall be paid to the Vendor’s Solicitors (as stakeholders) within the Completion Period or the Extended Completion Period, as the case may be AND the same is to be only released to the Vendor upon confirmation of the presentation of the transfer of the Properties in favour of the Purchaser at the relevant land registry or upon the expiry of fourteen (14) days from the date the last of all the relevant documents for the registration of the Transfer including the documents referred to in clause 5.2(b) and (d) hereof have been forwarded to the Purchaser’s Solicitors, whichever is the earlier date. For avoidance of doubt in the event the Purchaser’s Solicitors fail to submit the Transfer for adjudication within three (3) Business Days from receipt of the Transfer duly executed from the Vendor’s Solicitors, the Vendor’s Solicitors are at liberty to release the Balance Purchase Consideration within fourteen (14) days from the date the last of all the relevant documents for the registration of the Transfer including the documents referred to in clause 5.2(b) and (d) hereof have been forwarded to the Purchaser’s Solicitors notwithstanding the Transfer has not been adjudicated.

4.       Conditions Precedent

4.1       Conditions

4.1.1	The sale, purchase and transfer of the Properties are to only take effect upon the fulfilment of the following conditions precedent (“Conditions Precedent”):

(a)	the Vendor obtaining the approvals in writing from JPA and PTP for the sale and transfer of the Properties to the Purchaser;

(b)	the Vendor obtaining the approval in writing from the Johor State Authority to the sale and transfer of the Properties to the Purchaser, as there is a restriction in interest on the title to the Parent Land that requires State Authority approval; and

(c)	the Purchaser obtaining the approval in writing from the Economic Planning Approval (if applicable) and approval in writing pursuant to Section 433B of the National Land Code 1965 from the Johor State Authority (if applicable) for the transfer of the Properties to the Purchaser.

The approvals referred to in clause 4.1.1(a), (b) and (c) are hereinafter collectively referred to as “Approvals” and separately as “Approval”.

4.1.2	For the avoidance of any doubt:

i)	the Vendor shall submit the applications to procure the fulfilment of the conditions set out in clauses 4.1.1(a) and (b) within fourteen (14) Business Days from the date of this Agreement at the Vendor’s costs and expenses provided always that the Purchaser shall use its best endeavours to assist and furnish all such information and documents relating to the Purchaser as may be required by the Public Authorities; and

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ii)	the Purchaser shall submit the applications to procure the fulfilment of the conditions set out in clauses 4.1.1(c) within fourteen (14) Business Days from the date of this Agreement at the Purchaser’s costs and expenses provided always that the Vendor shall use its best endeavours to assist and furnish all such information and documents relating to the Vendor as may be required by the Public Authorities.

Save for events of Force Majeure, in the event either Party shall fail to submit the applications referred to in (i) and (ii) above within the time frames stated herein for reasons not attributable to the other Party, the other Party shall be entitled to give the defaulting Party seven (7) Business Days’ notice in writing to remedy the breach, failing which the remedies as provided in clause 10.1.1 and 10.1.2 shall apply as is applicable.

4.1.3	The Conditions Precedent are to be fulfilled within three (3) months from the date of this Agreement (“Conditional Period”) subject to an automatic extension of three (3) months (“Extended Conditional Period”) in the event the Conditions Precedent cannot be fulfilled within the Conditional Period. Any further extensions shall be with mutual consent of both parties and subject to terms to be agreed upon which extension is to be confirmed in writing no later than fourteen (14) days prior to the expiry of the Extended Conditional Period.

4.1.4	In the event the Conditions Precedent are not fulfilled prior to the expiry of the Conditional Period or the Extended Conditional Period, as applicable for reasons attributable to the Purchaser or delay on the part of the Purchaser and no further extension of time is mutually agreed, the Deposit paid to the Vendor’s Solicitors shall forthwith be forfeited and the Vendor’s Solicitors are hereby irrevocably authorised to forthwith release the same to the Vendor together with all interest accruing. If the Conditions Precedent are not fulfilled within the Conditional Period or Extended Conditional Period for reasons not attributable to the Purchaser and no further extension of time is mutually agreed, the Deposit shall be refunded to the Purchaser free of interest. For the avoidance of any doubt, in the event that any of the Approvals is granted by the relevant Public Authority with terms and conditions that are not in accordance with the general and usual conditions currently imposed in similar transactions and the same are not acceptable to the Vendor or the Purchaser, the Affected Party shall be given the opportunity to appeal to the relevant authority in accordance with clause 4.4 failing which clause 4.5 shall be applicable. In the event of this occurrence this shall not constitute a non-fulfilment of the Conditions Precedent for reasons attributable to either the Purchaser or the Vendor.

4.1.5	Subject to clause 4.1.4 above, the Purchaser and the Vendor shall comply with all terms and conditions attached to the Approvals referred to in clause 4.1.1 above and to the terms and conditions of the Lease Annexures.

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4.2       Rescission when Conditions Precedent not satisfied

Subject to clause 4.4, if any of the Conditions Precedent set out in clause 4.1 is not fulfilled by the Stop Date, for reasons not attributable to either Party, any Party may rescind this Agreement forthwith by written notice to the other Party and clause 4.8 will apply.

4.3       Notification

Upon receipt by the Party obtaining the Approval, such Party shall notify the other Party immediately in writing by forwarding a copy thereof to the other Party. If any Party becomes aware that any of the Conditions Precedent is not satisfied or is incapable of being satisfied, it will within seven (7) Business Days of receipt of confirmation of the same notify the other Party in writing.

4.4       Acceptance or Rejection of Conditions

If:

a)	any condition or term is imposed in respect of any of the Approvals and the condition or term is not in accordance with the general and usual conditions currently imposed in similar transactions; and

b)	the condition or term affects a Party (the “Affected Party”) and any condition or term imposed is not acceptable to the Affected Party,

the Affected Party may, within a period of seven (7) Business Days from the date the Affected Party receives notice of the condition or term of the Approval, as the case may be, either:-

i)	appeal to the relevant Public Authority against such unacceptable conditions or terms; or

ii)	reject, by written notice to the other Party, such unacceptable conditions or terms after which the Affected Party may rescind this Agreement by written notice to the other Party and the provisions of clause 4.8 will apply.

In the event the decision of the Affected Party’s appeal is not received by the Stop Date, the Affected Party is entitled to rescind this Agreement whereupon the provisions of clause 4.8 are to apply. In the event the Affected Party’s appeal is rejected by the relevant Public Authority on or before the Stop Date, the Parties shall meet to discuss in good faith and use their best endeavours to find a solution.

4.5       Deemed Acceptance of Conditions

If the Affected Party does not exercise its right of rejection or submit an appeal against such conditions, variations or revisions within the period as stipulated in clause 4.4; the Affected Party is deemed to have accepted the conditions and/or terms attached to the Approval and the relevant Approval is deemed to have been obtained.

4.6       Waiver

To the extent permitted by law, the parties reserve the right to waive any of the Conditions Precedent in clause 4.1 by notification to the other Party and thereafter the parties will proceed to Completion in accordance with clause 7 subject to any remaining Conditions Precedent being satisfied or fulfilled.

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4.7        Good faith

The Vendor and the Purchaser hereby covenant and undertake with each other to promptly provide all information and render all assistance that shall be required in connection with the fulfilment of the Conditions Precedent and both Parties agree to diligently, mutually and in good faith pursue reasonable and valid resolutions to problems or issues arising such as from the lack of cooperation or timely approval by third-parties.

4.8       Effect of Rescission

Upon the rescission of this Agreement in accordance with the provisions of sub-clause 4.2 or clause 4.4, this Agreement ceases to have any effect and becomes null and void and the Vendor’s Solicitors shall refund the Deposit held by them as stakeholders to the Purchaser free of the interest accruing and thereafter neither of the parties shall have any claims against the other save and except for any antecedent breach. Each Party will bear its own costs and expenses (including their respective solicitors’ fees) in respect of the matters incidental to this Agreement.

5.       Mechanics for Transfer

5.1       Deposited Documents

For the purpose of effecting the sale, purchase and transfer of the Properties under this Agreement, the Vendor shall execute and deliver to the Vendor’s Solicitors a valid and registrable Transfer for (each of) the Properties within five (5) Business Days from the date of this Agreement and the Vendor shall within five (5) Business Days from the Unconditional Date deliver or cause to be delivered to the Vendor’s Solicitors the following:

a)	a certified true copy of the quit rent and assessment receipt in respect of Plot A and Plot B for the current half year if the same is available or the Vendor shall obtain the copy of the quit rent and assessment for the Parent Land if required by the Land Registry, Johor for purposes of presentation of the Transfer;

b)	ten (10) certified true copies of the Certificate of Incorporation and the Memorandum and Articles of Association of the Vendor;

c)	ten (10) certified true copies of the latest Form 24, Form 44 and Form 49 of the Vendor;

d)	ten (10) certified true copies of the resolution of the board of directors of the Vendor approving among others:

i)	the sale and transfer of the Properties to the Purchaser upon the terms and conditions of this Agreement, respectively; and

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ii)	the execution of all relevant documents under seal in accordance with its Memorandum and Articles of Association and by such persons authorised by the Vendor;

e)	the duplicate sub-leases in respect of the Properties; and

f)	any other document or information reasonably requested by the Purchaser to ensure registration of the transfer of the Properties in favour of the Purchaser;

(collectively, “Deposited Documents”).

5.2       Mechanics

a)	The Vendor’s Solicitors are to hold the Deposited Documents as stakeholders and are authorised to deal with the Deposited Documents in accordance with this clause 5.2.

b)	The Vendor hereby authorises the Vendor’s Solicitors to release the Deposited Documents as set out in clause 5.1(a) to (f) to the Purchaser’s Solicitors within five (5) Business Days from the date of receipt of the same from the Vendor and upon payment of the full Purchase Consideration in accordance with clause 7.1 hereof;

c)	The Vendor’s Solicitors shall release the Transfer in respect of each of the Properties to the Purchaser’s Solicitors within five (5) Business Days from the Unconditional Date and the Purchaser’s Solicitors are authorised by the Vendor and the Purchaser to submit the Transfer in respect of the Properties to the Collector of Stamp Duties for the purpose of adjudication after the Unconditional Date and any delay in submitting the same for adjudication shall not in any way delay the payment of the full Purchase Consideration.

d)	Within seven (7) Business Days from the date of payment of the full Purchase Consideration in accordance with clause 7.1 hereof, the Vendor shall cause either the original title to the Parent Land and the duplicate lease in respect of the JPA Lease (“Duplicate JPA Lease”) or a certified true copy of a letter acceptable to the land registry evidencing that the original title to the Parent Land and the Duplicate JPA Lease have been deposited with the land registry, to be forwarded to the Purchaser’s Solicitors.

e)	Subject to the Purchaser’s Solicitors’ receipt of all the Deposited Documents, the original title, the Duplicate JPA Lease or the letter referred to in clause 5.2(d) above and the Purchaser having satisfied the Purchase Consideration, the Purchaser’s Solicitors are authorised to present the Transfer at the Land Registry not later than seven (7) Business Days from their receipt of the Vendor’s Solicitors’ written confirmation that the Purchase Consideration have been deposited with them or the receipt of the notice of stamp duty payable from the Inland Revenue Board, whichever shall be the later provided the Purchaser’s Solicitors have submitted the Transfer for adjudication within three (3) Business Days from receipt of the same from the Vendor’s Solicitors failing which the Vendor shall be entitled to rely on clause 3.3.

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(f)	Any period of delay caused by the Vendor or the Vendor’s Solicitors in delivering the Deposited Documents or the original title, Duplicate JPA Lease or the letter referred to in clause 5.2 hereof to the Purchaser’s Solicitors shall be excluded in computing the Completion Period or the Extended Completion Period, as the case may be, and the Completion Period or the Extended Completion Period as the case may be shall automatically be extended for such period of delay free of the late payment interest and the Purchaser shall not be liable to pay the Vendor the late payment interest for such extension herein mentioned.

6.       Covenants and Obligations of the Parties

6.1       Vendor’s Obligations and Covenants

Except where any prior written direction or consent of the Purchaser to the contrary has been given to the Vendor, the Vendor undertakes to the Purchaser to ensure that as from the date of this Agreement and pending Completion, the Vendor will:

a)	not cause any permit, licence, consent, approval, registration or authorisation relating to the Properties to be varied, revoked, withdrawn or suspended;

b)	at its own cost and expense, do all necessary things and take all necessary steps to preserve and maintain its rights, title and interests in and to the Properties to enable the same to be disposed or transferred to the Purchaser free from all Encumbrances;

c)	at its own cost and expense, discharge or remove before the Completion any and all Encumbrances over the Properties; and

d)	not after the execution of this Agreement, enter into any agreement, transaction or arrangement whatsoever (whether conditional or otherwise) to sell, dispose of, transfer, assign, convey or encumber the Properties or any part thereof to any other Party whomsoever unless otherwise provided in this Agreement.

6.2	Purchaser’s Obligations and Covenants

The Purchaser covenants that as from the Completion Date or date the Transfer of the Properties in favour of the Purchaser is duly registered, whichever is the earlier date, the Purchaser shall:

a)	duly observe and perform all actions to satisfy conditions to which the Properties are subject;

b)	pay all rent due, or falling due, to the State Authority;

c)	pay all rates, taxes, assessment, and other outgoings falling due in respect of the Properties (including any increased amounts thereof and any amount that may be payable to any regulatory authorities);

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d)	keep Plot A and Plot B and all structures erected thereon (including all boundary marks thereon) in good condition;

(e)	permit JPA and/or PTP or its agent, at all convenient times and after reasonable notice, to enter upon Plot A and/or Plot B (with or without workmen or others) and examine its condition;

f)	accept and take possession of Plot A and Plot B and the buildings and structures erected thereon in the state and condition in which they are as at the date of execution of this Agreement;

g)	pay all charges and outgoings for utilities and services which will be consumed or supplied on to or payable in respect of Plot A and Plot B and the services provided by PTP in respect thereof;

h)	observe and comply with the all Acts, Ordinances, by-laws, rules, requirements and regulations and any other requirements or regulations of any relevant authority which may for the time being be in force affecting Plot A and Plot B or the occupation and use thereof by the Purchaser or its agents, employees or licensees and in particular to observe and comply with all rules and regulations applicable to the Pelepas Free Zone and the administration, operation and maintenance of the same;

i)	insure and keep insured the Plot A and Plot B and any buildings including, without limitation, personal accidents, fire consequential loss, fire material damages, public liability and all risks;

j)	indemnify the Vendor, JPA and/or PTP against any loss or penalty which may be imposed by the relevant Public Authorities in respect of any late or non-payment of any amounts in relation to quit rent, assessments and any other outgoings payable in respect of Plot A and Plot B and the Purchaser’s use of the same;

k)	pay a contribution towards the costs of any common services serving Plot A and Plot B and used in common with occupiers of any adjoining or nearby land;

(l)	abide by the terms and conditions of the Approvals granted for the transfer of the Properties to the Purchaser and shall indemnify and keep the Vendor indemnified against any loss or claims or penalties incurred by the breach of the same by the Purchaser;

m)	not allow its transferee, sub-lessee and/or tenant who are end users and their respective financiers or agents for the time being to lodge any caveat or cause any caveat to be lodged on the Parent Land or any part of the Parent Land at any time whatsoever. In the event a caveat or caveats are lodged by any end users or their financiers or agents on the Parent Land or any part of the Parent Land, the Purchaser shall remove or caused to be removed such caveats within seven (7) Business Days upon notification from JPA and/or PTP, failing which JPA shall be entitled to take the appropriate action to have the same cancelled or removed and the Purchaser shall be liable for all damages caused by such lodgement and shall bear all the costs and expenses (including but not limited to legal costs on a solicitor and client basis) incurred by JPA in respect thereof; and

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n)	be bound by and abide by all terms, obligations and conditions in the terms and conditions as set out herein and in the Lease Annexures and as may be determined by the Government of Malaysia, JPA and/or PTP which terms shall continue to bind the Purchaser for the duration of the First Sub-Lease, the Extension of the First Sub-Lease, the Second Sub-Lease and the Extension of the Second Sub-Lease and the Purchaser undertakes to indemnify and keep Vendor indemnified against any damage, claim, loss or penalties suffered or incurred by the Vendor arising out of a breach by the Purchaser of this covenant.

7       Completion

7.1       Completion

Subject to the fulfilment or satisfaction of the Conditions Precedent stated in clause 4.1, the Purchaser shall pay the Purchase Consideration to the Vendor in the manner as set out in the Second Schedule.

7.2       Vendor’s obligations on Completion

Upon fulfilment or satisfaction by the Purchaser of its obligations in accordance with clause 7.1, the Vendor will deliver or cause to be delivered to the Purchaser or where applicable to the Purchaser’s Solicitors, the following documents (“Completion Documents”) :-

i)	the originals of all approved building plans, permits, licences, consents approvals, registrations and authorisations relating to the Properties;

ii)	copies of all other agreements and evidence of arrangements relating to the Properties including any documentation as to the operation, maintenance and administration of the Properties as part of the Pelepas Free Zone and the services charges and outgoings in relation to the same; and

iii)	any other document or information reasonably requested by the Purchaser which is in the custody of the Vendor or to which the Vendor has access.

8       Transfer of Properties

8.1       Presentation of Documents

Subject to the Purchaser’s Solicitors’ receipt of all the Deposited Documents, the original title, the duplicate lease or the letter referred to in clause 5.2 hereof and the Purchaser having satisfied the Purchase Consideration, the Purchaser’s Solicitors are authorised to present the Transfer and all other relevant documents for registration at the Land Registry not later than seven (7) Business Days from their receipt of the Vendor’s Solicitors’ written confirmation that the Purchase Consideration have been paid in the manner as set out in clause 7.1 above or the receipt of the notice of stamp duty payable from the Inland Revenue Board, whichever shall be the later Provided the Purchaser’s Solicitors have submitted the Transfer for adjudication within three (3) Business Days from receipt of the same from the Vendor’s Solicitors failing which the Vendor shall be entitled to rely on clause 3.3.

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8.2       Mitigation of risk of Non-Registration of Transfer

As at the Completion Date and thereafter:

a)	the Vendor acknowledges that the Purchaser is the rightful beneficial owner of the Properties for valuable consideration and that it has no further rights, title and benefit in and to the Properties; and

b)	the Vendor further acknowledges that it holds the Properties as bare trustee for and on behalf of the Purchaser until the registration of the Transfer is endorsed on the title to the Parent Land.

9       Warranties, Covenants and Indemnities

9.1        Warranties

The Vendor and Purchaser respectively give the Warranties as set out in this Agreement and in the Appendix attached hereto as from the date of this Agreement and up to and including the Completion Date. Each of the parties hereto respectively warrants to the other Party that the information and statements set out in the Warranties are true, accurate and correct in all respects at the date of this Agreement and will continue to be so up to and including the Completion Date. To this effect, the Warranties will be deemed to be repeated during this period as if they had been entered into afresh during the said period in relation to the facts and circumstances then existing.

9.1.1       Warranties separate and independent

Each of the Warranties is separate and is to be construed independently of the others and is not limited by reference to any of the others.

9.1.2       Indemnity

The Vendor and Purchaser agree to indemnify and keep the other Party indemnified against all losses, damages, costs, expenses and outgoings which the other Party may incur or be liable for in respect of any claim, demand, liability, action, proceedings or suits arising out of or in connection with:

a)       a breach of any of the Warranties;

b)       any Warranty not being true and correct in all respects; or

c)       any Warranty being misleading in any respect.

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9.1.3       Compensation

If at any time after the Completion Date it should transpire that any of the Warranties is untrue or incorrect then without prejudice to any other remedy available to the non-defaulting Party, the defaulting Party shall compensate the other Party against all direct loss suffered by it as a consequence of such breach due to the inaccuracies or incorrectness of the Warranties.

9.2 Subsistence of Warranties

Notwithstanding Completion, the Warranties, and the Purchaser’s covenants and the undertakings and indemnities given by the Vendor and Purchaser shall continue to subsist for so long as may be necessary for the purpose of giving effect to each and every one of those provisions in accordance with their respective terms.

9.3       Survival of Indemnities

Notwithstanding any other provisions in this Agreement, the indemnities contained in this Agreement survive Completion.

9.4       Notification to the other Party

If either Party becomes aware, or reasonably ought to be aware, of any event which occurs or matter which arises which results may result in any of the warranties or covenants being unfulfilled, untrue, misleading or incorrect, the other Party shall be immediately notified in writing.

10       Events Of Default And Termination

10.1	Events of Default

10.1.1	The Purchaser will be in default under this Agreement if:

(a)	(Non-Payment of the Purchase Consideration or any part thereof) The Purchaser does not pay the Purchase Consideration or any part thereof by the due date for payment as set out in the payment schedule provided in the Second Schedule;

(b)	(Material Breach) the Purchaser has committed a material breach of this Agreement;

(c)	(Repudiation) prior to the payment in full of the Purchase Consideration, the Purchaser repudiates any of its material obligations under this Agreement;

(d)	(Insolvency Event) prior to the payment in full of the Purchase Consideration, an Insolvency Event occurs in respect of the Purchaser; or

(e)	(Non-Completion of Part of the En Bloc Sale) the Purchaser fails or refuses to complete the purchase of the Properties as one transaction

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and if the event of default is capable of remedy by the Purchaser but is not remedied within fourteen (14) days after the date of service of a notice from the Vendor requiring the Purchaser to remedy that default or such further period as may be reasonably agreed by the Vendor.

10.1.2	The Vendor will be in default under this Agreement if:

(a)	(Material Breach) the Vendor has committed a material breach of this Agreement;

(b)	(Repudiation) prior to the registration of the Transfer of the Properties in favour of the Purchaser, the Vendor repudiates any of its material obligations under this Agreement;

(c)	(Insolvency Event) prior to the registration of the Transfer of the Properties in favour of the Purchaser, an Insolvency Event occurs in respect of the Vendor; or

(d)	(Non-Completion of Part of the En Bloc Sale) the Vendor fails or refuses to complete the sale of the Properties as one transaction and if the event of default is capable of remedy by the Vendor but is not remedied within fourteen (14) days after the date of service of a notice from the Purchaser requiring the Vendor to remedy that default or such further period as may be reasonably agreed by the Purchaser.

10.2	Consequences of Default

10.2.1	Default by the Purchaser

In the event of default by the Purchaser as provided for in clause 10.1.1 above after the Unconditional Date but prior to the payment in full of the Purchase Consideration, the Vendor shall be entitled to terminate this Agreement and to retain or seek to recover the sum equivalent to ten per cent (10%) of the Purchase Consideration as agreed liquidated damages. The Vendor shall refund to the Purchaser all other monies paid by the Purchaser towards the Purchase Consideration free of interest in exchange for withdrawal of caveat forms to remove or cause to be removed all private caveats that may have been lodged by or on behalf of the Purchaser and the Purchaser redelivering vacant possession of Plot A and Plot B in its original state and condition to the Vendor, if vacant possession has been handed to the Purchaser.

Thereafter, this Agreement shall be terminated and become null and void and be of no further effect and neither Party shall have any further claims, action or proceedings against the other in respect of or arising out of this Agreement save and except the right of either Party to claim against the other for any other losses and damages, expenses and costs incurred or suffered by that Party as a result of other antecedent breaches by the other Party.

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The Purchaser acknowledges and agrees that money damages may not be a sufficient remedy for any default under this Agreement, and therefore the Vendor shall be entitled to seek injunctive or other equitable relief as a remedy for any such default. Such remedy shall not be deemed to be the exclusive remedy for a default under this Agreement, but shall be in addition to all other remedies available at law or equity to the Vendor.

10.2.2	Default by the Vendor

In the event of default by the Vendor as provided for in clause 10.1.2 above after the Unconditional Date but prior to the registration of the Transfer in favour of the Purchaser, the Purchaser shall be entitled to terminate this Agreement and to retain or seek to recover the sum equivalent to ten per cent (10%) of the Purchase Consideration as agreed liquidated damages. The Vendor shall refund to the Purchaser all other monies paid by the Purchaser towards the Purchase Consideration together with interest accruing thereon in exchange for withdrawal of caveat forms to remove or cause to be removed all private caveats that may have been lodged by or on behalf of the Purchaser, the Purchaser redelivering vacant possession of Plot A and Plot B in its original state and condition to the Vendor if vacant possession has been handed to the Purchaser.

Thereafter, this Agreement shall be terminated and become null and void and be of no further effect and neither Party shall have any further claims, action or proceedings against the other in respect of or arising out of this Agreement save and except the right of either Party to claim against the other for any other losses and damages, expenses and costs incurred or suffered by that Party as a result of other antecedent breaches by the other Party.

The Vendor acknowledges and agrees that money damages may not be a sufficient remedy for any default under this Agreement, therefore the Purchaser shall be entitled to seek injunctive or other equitable relief as a remedy for any such default. Such remedy shall not be deemed to be the exclusive remedy for a default under this Agreement, but shall be in addition to all other remedies available at law or equity to the Purchaser.

10.3	Non–Registration of Transfer

If the Transfer cannot be registered in the name of the Purchaser after presentation for registration of the Transfer then:

(a)	where such registration cannot be achieved for any reason or defect attributable to the Purchaser, the Purchaser shall within six (6) months from the date the Purchaser is notified of the same or such other period as the Parties may mutually agree upon and at the Purchaser’s cost and expense, rectify or use its best efforts to procure that such reason or defect is rectified and the Purchaser will forthwith proceed to effect the registration of the respective Transfer; or

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(b)	where such registration cannot be achieved for any reason or defect attributable to the Vendor, the Vendor shall within six (6) months from the date the Vendor is notified of the same or such other period as the Parties may mutually agree upon and at the Vendor’s cost and expense, rectify or use its best efforts to procure that such reason or defect is rectified and the Vendor will forthwith proceed to effect the registration of the respective Transfer; or

(c)	where such registration cannot be achieved for any other reason not attributable to either Party, then the Vendor shall engage PTP to assist to resolve the matter preventing such registration within six (6) months from the date the Vendor is notified of the same or such other period as the Parties may mutually agree upon and the Vendor will thereafter proceed to effect the registration of the Transfer.

In the event registration still cannot be achieved after all efforts have been exhausted, the Parties shall meet to discuss in good faith and use their best endeavours to find a solution.

11       Compulsory Acquisition

11.1       Notice of intended acquisition to Purchaser

In the event of the exercise of any rights or the taking of any steps under the Land Acquisition Act 1960, by the government or other authority having power in that behalf, to acquire Plot A and/or Plot B or any part thereof, the Vendor shall give notice thereof to the Purchaser within fourteen (14) Business Days of the receipt thereof.

11.2       Purchaser’s Option prior to the Presentation of the Transfer

On receiving a notice under clause 11.1 prior to the presentation of the Transfer to the relevant authority for registration, the Purchaser will within fourteen (14) Business Days of receipt of such written notice from the Vendor, give notice to the Vendor and elect either to:

a)	terminate this Agreement and upon such termination and subject to the Purchaser removing or withdrawing any private caveat or encumbrance lodged, the Vendor shall refund the Purchase Consideration to the Purchaser within seven (7) Business Days together with any interest accruing whereupon this Agreement shall be null and void and be of no further effect and neither Party shall have any further claims, action or proceeding against the other Party in respect of or arising out of this Agreement, save for any antecedent breach; or

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b)	continue with this Agreement, then such acquisition or intended acquisition shall not nullify or invalidate the sale and purchase herein nor shall it be a ground for any adjustment of the Purchase Consideration and subject to the Purchaser satisfying the Purchase Consideration:

i)	the Vendor shall notify the government, or such other acquiring authority, of the interest of the Purchaser in Plot A and/or Plot B and the terms of this Agreement;

ii)	the Vendor shall in all matters concerning such acquisition do all acts and thing as may be reasonably requested by the Purchaser for acquiring the best compensation payable;

iii)	the Purchaser shall be entitled to receive all compensation moneys and to appear and to attend at such enquiry or hearings either in the name of the Vendor or in the name of the Purchaser; and

iv)	any compensation payable under such acquisition and received by the Vendor shall be held on trust for the Purchaser and shall be forwarded to the Purchaser within seven (7) Business Days of the Vendor’s receipt of the compensation.

11.3       Purchaser’s Option after the Presentation of the Transfer

On receiving a notice under clause 11.1 at any time after the presentation of the Transfer to the relevant authority for registration, the provisions of clause 11.2(b) shall apply mutatis mutandis.

12       Taxes

12.1      Real Property Gains Tax

12.1.1	The Parties shall submit their respective forms required by the Director General of Inland Revenue (“DGIR”) in respect of the sale and purchase herein in accordance with the provisions of the Real Property Gains Tax Act 1976 (“RPGT Act”).

12.1.2	The Parties agree that upon the Conditions Precedent being fulfilled the Vendor’s Solicitors will release the RPGT Retention Sum to the Purchaser’s Solicitors and the Purchaser’s Solicitors are hereby authorized to pay/or deal with the RPGT Retention Sum or any part thereof in such manner as may be directed by the DGIR and in accordance with the RPGT Act. In the event a certificate of assessment/clearance from the DGIR is obtained by the Vendor and forwarded to the Purchaser’s Solicitors prior to payment of the RPGT Retention Sum to the DGIR, the Purchaser’s Solicitors shall after making payment (if any is required to be made) that is due to the DGIR pursuant to the certificate of assessment release the RPGT Retention Sum or any part thereof as the case maybe to the Vendor.

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12.1.3   The Purchaser shall indemnify the Vendor for any penalty incurred as a result of any delay in making the payments or contravention of the RPGT Act by acts or omissions on the part of the Purchaser or the Purchaser’s Solicitors or which is attributable to the Purchaser.

12.2	Other Taxes

12.2.1	In the event prior to the Completion Date, this Agreement shall be rendered subject to any goods, services, sales, value added and such other taxes of similar nature by reason of the introduction/imposition of new legislation/enactment or enforcement relating particularly to a sales or service tax or such tax of similar nature by the Federal, State, local government and/or other relevant authorities:

(a)	the Purchaser hereby expressly agrees, covenants and undertakes to be absolutely responsible to bear and pay in full within thirty (30) Business Days from date of notification by the Vendor to this effect any and all such goods, services, sales, value added and similar taxes (if applicable at the material time) relating to the payment of the Purchase Consideration or any part thereof as may be chargeable under any applicable law(s) then prevailing in Malaysia; and

(b)	any default in payment thereof by the Purchaser shall be deemed to be a default by the Purchaser as referred to in clause 10.1.1 of this Agreement.

13       Legal Possession

13.1	Upon the Purchaser paying the full Purchase Consideration in accordance with the terms of payment provided for in the Second Schedule and all other outstanding sums as may be due and owing pursuant to this Agreement, the Vendor shall notify JPA and PTP that the ownership of the Properties have been transferred to the Purchaser and the Vendor shall co-ordinate the delivery of legal and vacant possession of Plot A and Plot B to the Purchaser and the Vendor and the Purchaser will execute the documents required by JPA and/or PTP for the handing over of legal and vacant possession, rights, benefits and obligations to the Purchaser. Thereafter whether or not the Purchaser has actually entered into possession or occupation of Plot A and Plot B, the Purchaser shall be deemed to have taken delivery of Plot A and Plot B.

13.2	Upon handing over of legal possession, rights, benefits and obligations, the Purchaser shall thereafter liaise directly with JPA and PTP with regard to the Purchaser’s rights and obligations in respect of the Properties and the administration, maintenance and operation of the Pelepas Free Zone and its facilities.

13.3	The Purchaser shall at all times indemnify the Vendor against all and any action, proceedings, cost, expense, claims and demands in respect of any act matter or thing done or omitted to be done by the Purchaser after taking possession of Plot A and Plot B and thereby resulting in the Vendor suffering damages:-

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(a)	in contravention of any provisions of any Act, Ordinance, Enactment, Order, Rule, Regulation or Bye-Law now or hereafter affecting the Properties and the facilities and services offered in the Pelepas Free Zone;

(b)	in breach of any of the terms, conditions, covenants and restrictions herein, or as set out in the Lease Annexures and/or the terms and conditions attached to the Approvals; or

(c)	failure to adhere to any instruction, approval and/or any orders from the Public Authorities.

13.4	The Vendor does not warrant the soil condition or other aspect of Plot A and/or Plot B, and shall not be liable to the Purchaser in any manner whatsoever for any slips, landslide, erosion or sinking of or other matter affecting Plot A and/or Plot B and the Purchaser shall at all times after delivery of vacant possession take all steps necessary to maintain Plot A and/or Plot B or any part thereof against any land slips or any sliding or erosion due to the Purchaser’s activities on the same or part thereof and shall be liable for any loss, damage or inconvenience incurred or suffered by the owners of the adjoining land, the Vendor or their respective workmen, agents and employees as a result of the Purchaser’s failure to maintain Plot A and/or Plot B.

14       Apportionment of rates and outgoings

14.1 Apportionment on Completion Date

The payment of the following is to be borne and fully made by the Vendor as and when they become due and payable up to and including the date immediately preceding the Completion Date and is to be apportioned as between the Parties at the Completion Date:

a)	quit rent and assessment and imposed by the Public Authorities and apportioned in respect of Plot A and Plot B;

b)	all such other outgoings payable in respect of Plot A and Plot B and the facilities and services provided in respect of use of the same in the Pelepas Free Zone not specifically mentioned above.

14.2 Indemnity by Vendor

The Vendor agrees to indemnify the Purchaser against any loss or penalty which may be imposed by the relevant Public Authorities in respect of any late or non- payment of any quit rent, assessments and any other outgoings payable in respect of the Vendor’s use and occupation of Plot A and Plot B prior to the Completion Date.

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14.3   Increased Outgoings

The liability of the Vendor under clause 14.2 includes all quit rent, assessments, and any other outgoings payable in respect of Plot A and Plot B levied prior to the Completion Date.

15       Conditions and State of Plot A and Plot B

15.1    State and condition of Plot A and Plot B

The Purchaser confirms and declares that Plot A and Plot B and the buildings constructed thereon have been made available for the inspection by the Purchaser. The Purchaser has inspected the same prior to the execution of this Agreement. The Vendor covenants with the Purchaser that as at the date of delivery of legal possession, Plot A and Plot B shall be in substantially the same condition and state as at the date of such inspection.

15.2       Correct description

Plot A and Plot B are believed and are taken to be correctly described as to quantity and otherwise and the Properties are sold subject to all quit rent and other rents and outgoings and to all incidents of tenure, right of way and other rights and easements (if any) effecting the same. The Purchaser confirms and declares that the Purchaser has conducted its due diligence in respect of Plot A and Plot B and if any error, misstatement, or omission is discovered, this will not annul the sale and purchase under this Agreement.

16       Prohibition on Entry of Private Caveat

16.1        No Lodgement of Private Caveat

The Purchaser is aware that both JPA and PTP do not allow for the registration or lodgement of private caveats on the Parent Land and that the Purchaser will be liable for damages in the event the Purchaser proceeds to lodge a private caveat or cause the same to be lodged in respect of Plot A and/or Plot B. The Purchaser hereby indemnifies and agrees to keep the Vendor indemnified against any breach by the Purchaser of this condition.

17       Introduction of New Laws and Enactments

17.1       Sale not permitted by law

It is hereby agreed between the Parties hereto that prior to Completion:

a)	where the sale of the Properties is subject to new conditions or restrictions as a result of any law or governmental policy affecting the rights of the Vendor in relation to the Properties, the Parties shall meet to discuss in good faith and use their best endeavours to find a solution; and

b)	where the sale of the Properties to the Purchaser is so prohibited or so not permitted by any law or governmental policy, the Vendor shall be entitled to, by written notice to the Purchaser, treat this Agreement as rescinded and upon such rescission, the provisions of clause 4.8 will apply.

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18       Force Majeure and Vendor’s risk

18.1       Effect

In the event that any Party is prevented by force majeure, namely war, Act of God, impediment by Government regulations or riots, strike, natural disasters, windstorm, flood, fire, earthquake, terrorism affecting Malaysia, epidemic or pandemic (“Force Majeure”) from performing any of its obligations hereunder prior to the Completion, the Party delayed or prevented from performance of its obligation shall notify the other Party in writing immediately. The Parties may mutually agree upon an extension of time period for performance of obligation by the affected Party hereunder. In such an event, the Parties shall be deemed not to be in breach of the provisions of this Agreement or otherwise be liable for any loss suffered or incurred by the other Parties as a result of such delay in performance or non-performance of any of its obligation to the extent that the delay or non-performance is due to the factors stated above. In the event force majeure shall continue for a period of six (6) months, any Party is entitled to terminate this Agreement whereupon the Transfer and the relevant Deposited Documents must be returned to the Vendor and the Vendor shall refund the Purchase Consideration together with any interest accruing to the Purchaser within seven (7) Business Days whereupon this Agreement become null and void. Thereafter, neither Party shall have any other claim for costs damages compensation whatsoever against the other Party arising from this Agreement save and except for any antecedent breach.

18.2       Vendor’s risk

If Plot A and Plot B or any part thereof is materially or substantially damaged or destroyed by any causes howsoever arising prior to the Completion Date and such damage is not rectified by the Vendor within six (6) months from the date of damage or destruction, the Purchaser may by notice in writing to the Vendor terminate this Agreement whereupon the Vendor shall refund the Purchase Consideration to the Purchaser together with any interest accruing within seven (7) Business Days and upon such termination and such refund and the Transfer and the relevant Deposited Documents returned to the Vendor, this Agreement shall become null and void and be of no further effect and neither Party shall have any claims, action or proceedings against the other in respect of or arising out of this Agreement.

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19       General

19.1       Notices

A notice or other communication including, but not limited to, a request, demand, consent or approval to or by a Party to this Agreement:

a)	must be in legible writing and in English addressed as shown below:

	i)	if to the Vendor:

		Address:	Plot D20 & D20A, Jalan Tanjung A/3, Port of Tanjung Pelepas 81560 Gelang Patah, Johor Darul Takzim
		Email:	TanJuan.Hon@strsolar.com
		Attention:	Mr. Tan Juan Hon

	ii)	if to the Purchaser:

		Address:	Lot CP1, Jalan Tanjung A/6, Pelabuhan Tanjung Pelepas, 81560 Gelang Patah, Johor Darul Takzim
		Fax No:	07-507 1388
		Attention:	Mr. Edward Wong

b)	is deemed to be given by the sender and received by the addressee:

	1)	if by delivery in person, when delivered to the addressee;

	2)	if by post, three (3) Business Days from and including the date of postage;

	3)	if by facsimile transmission, with the receipt of a transmission confirmation slip indicating that the notice has been transmitted in its entirety to the receiver’s facsimile number; or

	4)	if by e-mail, after the time sent as recorded on the device from which the sender sent the email;

but if the delivery or receipt is on a day which is not a market day or is after 4.00 p.m. (addressee’s time) it is deemed to be given at 9.00 am on the next Business Day; and

c)	can be relied on by the recipient and the recipient will not be liable to any other person for any consequences of that reliance if the recipient believes it to be genuine, correct and duly authorised by the sender.

19.2       Governing Law

This Agreement is governed by the laws of Malaysia and the Parties irrevocably submit to the exclusive jurisdiction of the courts of Malaysia.

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19.3       Enforceability

a)	If one or more of the provisions of this Agreement is invalid, illegal or unenforceable in any respect under any applicable law or decision, the validity, legality or enforceability of the remaining provisions contained in this Agreement will not be affected or impaired in any way.

b)	Each Party will, in any such event and where legally possible, execute such additional documents as the other Party may reasonably request in order to give valid, legal and enforceable effect to any provision which is determined to be invalid, illegal or unenforceable provided that such new provisions fulfil the intentions of the Parties as expressed by the provision determined to be invalid, illegal and unenforceable and which new provisions have the closest economic effect to such provisions determined to be invalid, illegal and unenforceable.

c)	If any provision is void, illegal or unenforceable but would be valid and enforceable if read down, then that provision will be read down to the extent necessary to render the provision valid and enforceable.

19.4       Waivers

a)	Waiver of any breach of this Agreement or of any right, power, authority, discretion or remedy arising upon a breach of or default under this Agreement, must be in writing and signed by or on behalf of the Party granting the waiver.

b)	A breach of or default under this Agreement is not waived by any failure or delay by the other Party in exercising or partial exercise of any right, power, authority, discretion or remedy under this Agreement.

c)	A right, power, authority, discretion or remedy created or arising upon a breach of or default under this Agreement is not waived by any failure or delay in the exercise, or a partial exercise, of that or any other right, power, authority, discretion or remedy.

19.5       Variation

A variation of any term of this Agreement must be in writing and signed by all Parties.

19.6       Time

Time whenever mentioned in this Agreement is of the essence.

19.7       Cost and Expenses

a)	The Purchaser will bear all the costs and stamp duty payable in respect of this Agreement and the stamp duty and registration fees payable in respect of the Transfer.

b)	Each Party will bear its own costs and expenses (including their respective solicitors’ fees) in respect of the preparation and execution of this Agreement and matters incidental thereto.

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19.8       Assignment and Transfer

The rights and obligations of each Party under this Agreement are personal. Unless specifically provided in this Agreement, they cannot be assigned, charged or otherwise dealt with, and no Party will attempt or purport to do so, without the prior written consent of the other Party. The Purchaser acknowledges and is aware and agrees that any subsequent transfer of the Properties will be subject to the following terms:-

19.8.1 all the terms and conditions in the Lease Annexures;

19.8.2 any prohibition or limitation imposed by the NLC or any other written law for the time being in force;

19.8.3 any restriction in interest to which the Parent Land is for the time being subject;

19.8.4 the written consent of JPA, PTP and the State Authority;

19.8.5 payment of the relevant fees (including but not limited to administrative fees, application fees and approval fees) as may be reasonably determined by JPA , PTP and/or the State Authority;

19.8.6 the interests of the Vendor in the Properties shall pass to the Purchaser upon registration of the transfer whereupon the Vendor shall have no continuing obligations to JPA or to PTP in respect of Plot A and Plot B and the Lease Annexures and the terms and conditions therein;

19.8.7 the Purchaser shall so long as the interest in Plot A and/or Plot B vests in the Purchaser, perform and observe the provisions of the Lease Annexures and all rules and regulations with regard to the use, occupancy and operation of the Purchaser’s business in the Pelepas Free Zone and will indemnify and keep the Vendor indemnified against all claims arising in respect of the Purchaser’s use of and occupancy of Plot A and Plot B; and

19.8.8 any subsequent transfer, sub-lease, or tenancy of Plot A and/or Plot B shall be made subject to such registration process and the payment of such applicable fees (based on the prevailing rates applicable for similar registration process under Malaysian law) that may be prescribed by JPA or PTP for the Pelepas Free Zone from time to time.

19.9       Further Assurances

Each Party must do all things necessary (including, but not limited to, executing all documents) to give effect to this Agreement.

19.10       Entire Agreement

This Agreement is the entire agreement between the Parties in respect of its subject matter and supersedes all previous agreements with respect to its subject matter. Each Party acknowledges that in entering into this Agreement, it has not relied on any representation or warranty save as expressly set out or expressly referred to herein.

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19.11       Disclosures or Announcements

a)	Except for disclosures required by law or any court of competent jurisdiction or pursuant to any enquiry or investigation by any governmental agency or authority of Malaysia which is lawfully entitled to require any such disclosure or to the Parties’ professional advisers, the Parties agree that the contents of this Agreement and all information and documents provided by one Party to the other Party in connection with this Agreement will be held in strict confidence by each Party and its respective officers, employees, agents and servants other than such information which is or becomes available to the public by publication or otherwise through no fault of the recipient Party.

b)	In the event that a disclosure or announcement is required as provided in clause 19.11(a), the Party required to make the disclosure or announcement will give prompt notice of the requirement of disclosure or announcement to the other Party hereto and will, so far as it is lawful and practical to do so prior to such disclosure or announcement, consult with the other Party as to such requirement with a view to agreeing the timing and content of such disclosure or announcement, such agreement not to be unreasonably withheld or delayed.

19.12       Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts when taken together constitute one and the same instrument.

19.13       Effective date

This Agreement shall take effect from the date first herein above entered, irrespective of the diverse dates upon which the respective Parties may have executed this Agreement.

19.14	Annexures, Schedules and Appendices

All annexures, schedules and appendices attached to this Agreement will form part of this Agreement.

19.15	Confidentiality

This Agreement and all matters pertaining hereto will be considered a confidential matter and will not be disclosed to any third party without prior mutual agreement of the Parties unless the said disclosure is necessary to comply with law or with the requirements of the government of Malaysia, or any other country or any other governmental agency or authority or any stock exchange which has the authority to require disclosure by either or both Parties and in which event the Party making a disclosure under this clause shall, as soon as practicable thereafter, provide a copy of such disclosure to the other Party;

19.16       Modification

No modification, variation or amendment of this Agreement or the Appendices hereof will have any legal effect and force unless such modification, variation or amendment is in writing and executed by the Parties.

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19.17       Relationship of the Parties

Nothing in this Agreement will constitute or be deemed to constitute a partnership between any of the Parties and none of them will have any authority to bind the others in any way nor will this Agreement be construed to make any Party the agent of the other Party.

19.18       Successors

This Agreement will be binding on the permitted assigns and successors in title of the parties.

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Appendix

WARRANTIES

Vendor’s Warranties

The Vendor represents and warrants to the Purchaser as follows:

(1)	the Vendor is a company duly incorporated and existing under the (laws of Malaysia);

(2)	the Vendor is the legal and beneficial owner of the Properties, free from all Encumbrances;

(3)	the Vendor has full power and authority to execute, deliver and perform the terms of this Agreement and has taken and will before the Completion Date, take all necessary corporate and other actions to authorise the sale of the Properties and the execution delivery and performance of the terms of this Agreement;

(4)	as of the date of this Agreement and to the best of the Vendor’s knowledge after due and careful enquiry, Plot A and Plot B are not subject to any compulsory acquisition by the relevant authorities;

(5)	all quit rent, rates and assessments, and other similar lawful outgoings due to the relevant authorities in respect of Plot A and/or Plot B up to the date of this Agreement have been or will be duly paid by the Vendor. The Vendor will not at any time after the date of this Agreement do or suffer to be done or omitted any act matter or thing in or in respect of the Properties which may render the Properties or any part thereof liable to forfeiture or attachment;

(6)	all expenses payable up to the date immediately preceding the Completion Date, accrued in relation to Plot A and Plot B which are payable by the Vendor have been fully paid or will be fully paid;

(7)	save as disclosed herein, the Vendor has not entered into any other agreement, contract, transaction, arrangement or understanding for the sale, lease, assignment or other disposition in whole or in part of the Properties that may affect the sale of the Properties to the Purchaser;

(8)	the Vendor is not in default under the Lease Annexures or any agreement to which it is a Party or by which it may be bound and no litigation, arbitration, administration or winding-up proceedings are presently current or pending or threatened which default, litigation, arbitration or administrative proceedings, as the case may be, might affect the Properties or the solvency of the Vendor or might impair the Vendor’s ability to perform its obligations under this Agreement;

(9)	all the permits, licenses, consents, approvals, registrations and authorisations relating to Plot A and Plot B and equipment and/or facilities installed and/or used on the same are valid and current and continue to be valid on the Completion Date and that apart from those disclosed to the Purchaser, there are no other permits, licences, consents, approvals, registrations or authorisations relating to Plot A and Plot B;

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(10)	the Vendor has not received any notices from any Public Authorities which remain outstanding and which will or may prejudice, or adversely affect the present or continued use and enjoyment by the Vendor or its permitted assigns and successors in title or which will or may subject the Vendors or its permitted assigns and successors in title to any onerous charge or liability, and that the Vendor shall immediately give notice to the Purchaser of any such notices, orders or requirements he receives from any Public Authorities at any time after the date of this Agreement;

(11)	the Vendor will not do any act or thing or by omission which may change or detrimentally affect the state nature and condition of the Plot A and Plot B existing as at the date of this Agreement; and

(12)	the statements contained in the Recitals to this Agreement are true and accurate in all respects.

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Purchaser’s Warranties

The Purchaser represents and warrants to the Vendor as follows:

(1)	the Purchaser is a company duly incorporated and existing under the laws of Malaysia;

(2)	the Purchaser has full power and authority to execute, deliver and perform the terms of this Agreement and has taken and will before the Completion Date, take all necessary corporate and other actions to authorise the purchase of the Properties and the execution delivery and performance of the terms of this Agreement;

(3)	the Purchaser has not done anything or failed to do anything or will not do anything or fail to do anything which would or will prevent the issuance to the Purchaser of all permits, licences, consents, approvals, registrations and authorisations that are required by the relevant authorities; and

(4)	the Purchaser warrants that it will be a continuing obligation on the Purchaser to ensure the terms and conditions of the Lease Annexures and all rules and regulations with regard to the use, occupancy and operation of the Purchaser’s business on Plot A and Plot B in the Pelepas Free Zone are not breached due to the acts or omissions of the Purchaser and the failure of the Purchaser to comply with the same or the requirements of the Public Authorities.

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Execution

Executed as an Agreement.

Vendor

SIGNED by	}	ROBERT SHAWN YORGENSEN
Designation: Director
/s/ ROBERT S. YORGENSEN		Passport No.: xxxxxxxxx
For and on behalf of SPECIALIZED TECHNOLOGY RESOURCES (M) SDN. BHD. (Company No. 807636-H) in the presence of:

/s/TAN JUAN HON		/s/THOMAS D. VITRO
Witness (signature)		Signatory (signature)

Name: TAN JUAN HON		Designation: Director
NRIC No: xxxxxx-xx-xxxx		NRIC No: xxxxxxxxx

Purchaser

SIGNED by	}

/s/ TEY HOW KEONG
For and on behalf of JB COCOA SDN BHD (Company No. 514587-A) in the presence of:

/s/ LON CHIN		/s/ TEY HOW KEONG
Witness (signature)		Signatory (signature)

Name: LON CHIN		Designation: Director
NRIC No: xxxxxx-xx-xxxx		NRIC No: xxxxxx-xx-xxxx

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FIRST SCHEDULE

(which is to be taken, read and construed as an essential part of this Agreement)

Item 1		JB COCOA SDN. BHD. (Company No. 514587-A)
Registered Address
No. 7 (1st Floor), Jalan Pesta 1/1
Taman Tun Dr. Ismail 1
Jalan Bakri
84000 Muar
Johor Darul Takzim

Business Address
Lot CP 1, Jalan Tanjung A/6
Pelabuhan Tanjung Pelepas
81560 Gelang Patah
Johor Darul Takzim

Item 2	(2A)	Description of Plot A, the First Sub-Lease and the Extension of the First Sub-Lease
A sub-lease over Plot A being all that land delineated in red on the location plan annexed hereto and marked as Annexure A measuring approximately 187,787.16 square feet which the First Sub-Lease is for a period of 17 years and 21 days and commenced on 3 March 2008 and will expire on 23 March 2025 which has been registered at the Land Registry, Johor vide Presentation Number 34310/2009 on 15 May 2009. The Extension of the First Sub-Lease is for a period of 30 years which will commence on 24 March 2025 and will expire on 23 March 2055 which has been registered at the Land Registry, Johor vide Presentation Number 19396/2010 on 15 March 2010.

	(2B)	Description of Plot B, the Second Sub-Lease and the Extension of the Second Sub-Lease
A sub-lease over Plot B being all that land delineated in blue on the location plan annexed hereto and marked as Annexure A measuring approximately 38,333 square feet which the Second Sub-Lease is for a period of 15 years and 15 days and commenced on 9 March 2010 and will expire on 23 March 2025 which has been registered at the Land Registry, Johor vide Presentation Number 60456/2011 on 29 July 2011. The Extension of the Second Sub-Lease is for a period of 30 years which will commence on 23 March 2025 and will expire on 23 March 2055 which has been registered at the Land Registry, Johor vide Presentation Number 94090/2011 on 10 November 2011.

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	(2C)	Description of the building on Plot A and Plot B
An industrial plot built upon with a single storey detached factory with a 2-storey office annex, a canteen, a TNB sub-station, an air-conditioners compressor and end user chiller room; a MSM room, transformer room, air-conditioners equipment room; a guard house, a pump house and a waste storage centre (bin centre), together with site improvements measuring approximately 118,051 square feet bearing postal address Plot D20 and D20A, Jalan Tanjung A/3, Pelabuhan Tanjung Pelepas, 81560 Gelang Patah, Johor.

Item 3		Ringgit Malaysia Twenty Two Million and Five Hundred Thousand (RM22,500,000.00) only

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SECOND SCHEDULE

(which is to be taken, read and construed as an essential part of this Agreement)

Schedule of Payment of Purchase Consideration

Item	Payment Schedule	Percentage	Amount (RM)
1.	Earnest Deposit paid on 22 November 2018	2%	450,000.00
2.	Upon execution of this Agreement	8%

a)	a sum equivalent to three per centum (3%) of the Purchase Consideration being Ringgit Malaysia Six Hundred and Seventy Five Thousand (RM675,000.00) only to the Vendor’s Solicitors as stakeholders (“RPGT Retention Sum”); and		675,000.00

b)	a sum equivalent to five per centum (5%) of the Purchase Consideration being Ringgit Malaysia One Million One Hundred and Twenty Five Thousand (RM1,125,000.00) only to the Vendor’s Solicitors as stakeholders.		1,125,000.00

3.	Balance Purchase Consideration to be paid to the Vendor’s Solicitors as stakeholders within the Completion Period or the Extended Completion Period, as the case may be.	90%	20,250,000.00
	TOTAL	100%	22,500,000.00

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THIRD SCHEDULE

PROPERTIES		PURCHASE PRICE (RM)

1.	FIRST SUB-LEASE (PLOT A) (together with building and renovations/improvements to the same as well as all fittings attached to the building)	3,221,670.14

2.	EXTENSION OF THE FIRST SUB-LEASE (PLOT A)	15,464,016.66

3.	SECOND SUB-LEASE (PLOT B) (together with building and renovations/improvements to the same as well as all fittings attached to the building)	657,640.21

4.	EXTENSION OF THE SECOND SUB-LEASE (PLOT B)	3,156,672.99

TOTAL		22,500,000-00

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